Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of November 1, 2024 (the “Effective Date”), is by and among Politan Capital Management LP, a Delaware limited partnership, Politan Capital Management GP LLC, a Delaware limited liability company, Politan Capital NY LLC, a New York limited liability company, and Politan Capital Partners GP LLC, a Delaware limited liability company, (each, a “Politan Party” and together, “Politan”), and Azenta, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Politan have engaged in certain discussions and communications concerning the Company; and

WHEREAS, the Company and Politan have determined to enter into an agreement regarding the appointment of Quentin Koffey to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Politan and the Company agree as follows:

1.    Board of Directors.

(a)    Board Composition. Effective as of the Effective Date, the Board and all applicable committees thereof have taken all such actions as are necessary to (i) increase the size of the Board by three (3) directors and (ii) appoint Quentin Koffey as a member of the Board with an initial term expiring at the Company’s 2025 Annual Meeting of Stockholders (including any advancements, adjournments or postponements thereof, or any special meeting that may be called in lieu thereof, the “2025 Annual Meeting”). In addition to the changes to the composition of the Board announced in the Press Release (as defined below), two directors serving on the Board immediately prior to the Effective Date will not stand for re-election to the Board at the 2025 Annual Meeting.

(b)    Nomination. As of the Effective Date, the Board has resolved to nominate Mr. Koffey and each of the other Initial Value Creation Committee Members (and the non-voting observer of the Value Creation Committee identified in Section 1(d)) for election to the Board at the 2025 Annual Meeting. The Company shall use its reasonable best efforts to cause the election of Mr. Koffey and each of the other Initial Value Creation Committee Members (and the non-voting observer of the Value Creation Committee identified in Section 1(d)) at the 2025 Annual Meeting. These reasonable best efforts will include listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company’s stockholders vote in favor of the election of such individuals and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

(c)    Company Policies. The parties acknowledge that Mr. Koffey, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, books and records, compensation and fees, as are applicable to all non-employee directors of the Company. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to Politan or its counsel. The Company further acknowledges and agrees that, except for restrictions set forth in the Company’s Corporate Governance Guidelines and its Insider Trading Policy, in each case with respect to prohibiting insider trading and confidentiality, none of the restrictions contained in the Company Policies applicable to Mr. Koffey (as a director), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window periods (it being understood and agreed that Politan shall be free to trade in the Company’s securities during open trading window periods without the prior approval of the Company, and shall only be prohibited from trading during blackout periods generally applicable to all of the Company’s directors and senior insiders), shall be deemed to apply to Politan (other than Mr. Koffey in his capacity as a director of the Company).

(d)    Value Creation Committee. As soon as reasonably practicable following the appointment of Mr. Koffey, the Board shall take all action necessary to appoint Mr. Koffey and the other Initial Value Creation Committee Members (and the non-voting observer of the Value Creation Committee identified in this Section (d)) to the newly created Value Creation Committee. The initial charter of the Value Creation Committee shall be in the form attached to this Agreement as Exhibit A. The Value Creation Committee charter shall not be modified prior to the expiration of the Cooperation Period, except with the written consent of Politan (such consent not to be unreasonably withheld, conditioned or delayed). The initial Board members who will join such committee shall be each of Mr. Koffey, William Cornog, Alan Malus, Martin Madaus and John Marotta (collectively, the “Initial Value Creation Committee Members”), each serving on such committee with a term expiring at the 2026 Annual Meeting (provided that such person continues to serve as a member of the Board until the 2026 Annual Meeting). Mr. Cornog shall serve as the chair and Frank Casal shall serve as a non-voting observer of the Value Creation Committee. The Value Creation Committee will disband following the Company’s 2026 Annual Meeting of Stockholders (including any advancements, adjournments or postponements thereof, or any special meeting that may be called in lieu thereof, the “2026 Annual Meeting”) unless the Board should otherwise determine to extend the term of the Value Creation Committee.

(e)    Human Resources and Compensation Committee. Effective as of the Effective Date, the Board has resolved and has taken all action necessary to appoint Mr. Koffey to the Human Resources and Compensation Committee of the Board.

(f)    Committees. Promptly following the Effective Date, the Board shall institute and maintain a policy permitting all members of the Board to attend and participate in all meetings of the committees of the Board; provided, however, that neither the Company nor the Board shall be required to permit a director to attend or participate in meetings of any committee of the Board while it is addressing matters relating to such director (or, in the case of Mr. Koffey, Politan or this Agreement), in each case solely in the event that the Board has determined in good faith and upon advice of counsel that the presence and/or participation of such director in such committee meeting(s) would present a material conflict of interest.

(g)    Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2 and 3) by Politan upon five business days’ written notice by the Company to Politan if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2.    Cooperation.

(a)    Non-Disparagement. Politan and the Company agree that, from the execution of this Agreement until the earlier of (i) the date that is 30 calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws (as amended from time to time, the “Bylaws”) for the nomination of non-proxy access director candidates for election to the Board at the Company’s 2026 Annual Meeting and (ii) October 23, 2025 (such period, the “Cooperation Period”), the Company and Politan shall refrain from making, and shall cause its respective Covered Persons not to make or cause to be made, any public statement or public announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by Politan or its Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: Politan and its Affiliates or any of their respective current or former Covered Persons, in each case including: (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (w) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (x) apply to any private communications among Politan and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), (y) apply to any private communications among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), or (z) apply to any private communications between any of the persons listed in (x) on the one hand and (y) on the other hand.

(b)    Voting. During the Cooperation Period, Politan will cause all of the Common Stock that Politan or any of its Affiliates has the right to vote (or to direct be voted), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting: (i) in favor of each director nominated and recommended by the Board for election at the 2025 Annual Meeting or, if applicable, any other meeting or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the recommendations by the Board on proposals or business concerning advisory votes on executive compensation, the frequency of holding a “say-on-pay” advisory vote and ratification of the selection of the Company’s independent registered public accounting firm.

(c)    Standstill. During the Cooperation Period, Politan will not, and will cause its Affiliates and its and their respective Representatives acting on their behalf (collectively with Politan, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i)    acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in Politan (together with its Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 15% of the Common Stock outstanding at such time;

(ii)    (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii)    make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law (including any stockholder demand pursuant to Section 220(c) thereunder) or any other statutory or regulatory provisions providing for stockholder access to books and records; provided that nothing in this Agreement shall restrict Mr. Koffey’s rights as a director of the Company under Section 220(d) of the Delaware General Corporation Law;

(iv)    engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v)    make or submit to the Company or any of its Affiliates (or knowingly encourage or advise any Third Party to make or submit) any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, sale or other disposition of a material asset or business or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)    make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management, governance or corporate structure, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(viii)    form, join or act in concert with any “group,” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of Politan with respect to Voting Securities now or hereafter owned by them;

(ix)    enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of Politan or (C) granting proxies in solicitations approved by the Board;

(x)    institute or solicit or join as a party any litigation (except to join as a member of any class action for the sole purpose of receiving the proceeds or other compensation set forth in subclause (F) of this Section 2(c)(x)), arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, (E) responding to or complying with validly issued legal process, or (F) receiving proceeds or other compensation as a result of being a member of a class in a class action brought by another stockholder of the Company;

(xi)    enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xii)    make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including a failure to appoint Mr. Koffey to the Board in accordance with Section 1(a) or to issue the Press Release in accordance with Section 4 upon five (5) business days’ written notice by Politan to the Company) if such breach has not been cured within such notice period, provided that Politan is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry or announcement of future entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company; and (C) the commencement of any tender or exchange offer (by any person or group other than Politan or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the restrictions in this Section 2(c)), Politan shall not be prohibited or restricted from: (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party that is party to such Extraordinary Transaction; (B) communicating privately with the Board, any member of senior management of the Company (including the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel) or any director of the Company regarding any matter, so long as any such communication would not reasonably be expected to require any public disclosure of such communications by Politan or its Affiliates, the Company or its Affiliates or any third party (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person); (C) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought; (D) privately requesting a waiver of any provision of this Agreement as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons; or (E) privately communicating to Politan’s or its controlled Affiliates’ investors or potential investors regarding the Company; provided that any such communications to investors or potential investors (1) are subject to reasonable confidentiality obligations of such investors or potential investors and are not reasonably expected to be publicly disclosed and (2) are not made with an intent to circumvent any of the restrictions in this Agreement or otherwise in bad faith.

(d)    Onboarding. The onboarding of Mr. Koffey will be promptly effected through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board.

3.    Information Sharing with Approved Politan Investment Professionals.

(a)    Confidential Information. Notwithstanding anything to the contrary in any of the Company Policies or any other provision contained in any other document, agreement or policy of the Company, and subject to the limitations set forth in this Section 3, Mr. Koffey is expressly permitted to share Confidential Information with any of Politan’s employees or advisors who need to know such information in connection with Politan’s investment in the Company (collectively, the “Approved Politan Investment Professionals”); provided that such Approved Politan Investment Professionals (i) agree to maintain the confidentiality of Confidential Information or (ii) are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of Confidential Information. Politan shall be jointly and severally responsible for any breach of this Section 3 by an Approved Politan Investment Professional or any other person who receives Confidential Information from Mr. Koffey.

(b)    Non-Disclosure. Politan shall maintain the confidentiality of the Confidential Information and not disclose any Confidential Information to any person other than to Approved Politan Investment Professionals in accordance with this Section 3 and shall only use, and shall cause the Approved Politan Investment Professionals to only use, Confidential Information in connection with monitoring Politan’s investment in the Company. If Politan or any Approved Politan Investment Professional is (i) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (ii) determines (on the advice of outside legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, Politan must, to the extent reasonably practicable and legally permissible, (A) promptly notify the Company of the circumstances surrounding such requirement or request and (B) reasonably cooperate with the Company, at the Company’s sole expense, in any attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, Politan agrees to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel). For the purposes of this Agreement, Politan agrees that it shall not be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, Politan, any of its Affiliates or any group of which Politan is a member (x) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or any debt instruments or (y) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder. Neither Politan nor any of its Affiliates or any group of which Politan is a member will file any Schedule 13D or other filing pursuant to applicable securities laws or otherwise make any public statement disclosing any of the Confidential Information.

(c)    Return/Destruction. Upon the expiration of the Cooperation Period, Politan agrees to (and agrees to cause the Approved Politan Investment Professionals to, if applicable) (i) promptly (and in any event within five business days of such expiration) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates and any other material containing or reflecting any of the Confidential Information, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by Mr. Koffey or an Approved Politan Investment Professional based on the Confidential Information of the Company or any of its Affiliates; provided, however, that each Politan Party that receives Confidential Information shall be entitled to retain one copy of all such Confidential Information in restricted-access legal files or pursuant to automatic electronic archiving and back-up procedures for use solely in connection with any regulatory action; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of the confidentiality obligations pursuant to Section 3(e).

(d)    Privileged Information.  Notwithstanding anything in this Section 3, in the event that the Company’s legal counsel designates in writing any materials provided to Mr. Koffey as subject to the attorney-client privilege by labeling it “Privileged and Confidential” or otherwise indicating such privilege in a separate writing, then Mr. Koffey shall not be permitted to share any such information to any Approved Politan Investment Professionals unless approved by the Company’s legal counsel in accordance with the procedures set forth in this Section 3(d). If Mr. Koffey desires to share any such information with any Approved Politan Investment Professionals, he shall consult with legal counsel to Politan as to whether the provision of such information would be reasonably likely to result in a loss of such privilege. After receiving the advice of Politan’s legal counsel, Mr. Koffey shall determine whether he desires to provide such information to any Approved Politan Investment Professionals and shall promptly inform the Company of such determination. The Company and its legal counsel shall then consult with Politan’s legal counsel and shall consider the reasons for such determination in good faith, and the Company shall make a final determination with respect to whether Mr. Koffey may share such Confidential Information with any Approved Politan Investment Professional. At the request of Politan, the Company will consider in good faith commercially reasonable arrangements (including providing redacted copies of materials) that would allow Mr. Koffey the ability to provide such materials without jeopardizing legal privilege.

(e)    Survival. Subject to Section 3(c), the confidentiality and use obligations under this Section 3 shall terminate 12 months after the expiration of the Cooperation Period; provided, that Politan shall and shall cause any Approved Politan Investment Professional in possession of Confidential Information to maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its subsidiaries, joint ventures or other Affiliates, as defined under 18 U.S.C. § 1839(3).

4.    Public Announcements. Not later than 5:00 p.m. Eastern Time on November 4, 2024, the Company shall issue a press release in the form attached to this Agreement as Exhibit B (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. Politan shall promptly, but in no case prior to the issuance of the Press Release or the filing of the Form 8-K with the SEC, file an amendment to the Schedule 13D (the “13D Amendment”) with respect to the Company originally filed by Politan with the SEC on September 14, 2023, reporting the entry into this Agreement, including a copy of this Agreement and amending applicable items to conform to its obligations hereunder. The Form 8-K and the 13D Amendment shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and Politan. The Company shall provide Politan and its Representatives with a copy of the Form 8-K prior to its filing with the SEC and shall consider any timely comments of Politan and its Representatives. Politan shall provide the Company and its Representatives with a copy of the 13D Amendment prior to its filing with the SEC and shall consider any timely comments of the Company and its Representatives. Neither of the Company or any of its Affiliates nor Politan or any of its Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

5.    Representations and Warranties of the Company. The Company represents and warrants to Politan as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.    Representations and Warranties of Politan. Politan represents and warrants to the Company as follows: (a) such Politan Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Politan Party, constitutes a valid and binding obligation and agreement of such Politan Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Politan Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Politan Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Politan Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Politan Party is a party or by which it is bound.

7.    Definitions. For purposes of this Agreement:

(a)    the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and Politan and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to Politan, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of Politan or its Affiliates (unless such portfolio operating company is acting at the direction of Politan or any of its Affiliates to engage in conduct that is prohibited by this Agreement);

(b)    the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)    the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d)    the term “Common Stock” means the Company’s Common Stock, par value $0.01 per share;

(b)    the term “Confidential Information” means (i) (A) proprietary information of the Company or any of its Affiliates that is disclosed to Mr. Koffey in his capacity as a director of the Company and (B) information disclosed or otherwise provided to Mr. Koffey by, or on behalf or at the request of the Company or any of its Affiliates which relates to current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information and (ii) all notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by Mr. Koffey or by an Approved Politan Investment Professional, that contain, reflect or are derived or based (in whole or in part) upon any Confidential Information; provided, however, that Confidential Information shall not include any information that (w) is in the possession of Mr. Koffey or an Approved Politan Investment Professional on a non-confidential basis at the time of disclosure (other than as a result of Mr. Koffey’s service on the Board); (x) prior to or after the time of disclosure becomes generally available or known to the public, not as a result of any action or omission of Mr. Koffey or an Approved Politan Investment Professional in violation of this Agreement; (y) is obtained by Mr. Koffey or an Approved Politan Investment Professional on a non-confidential basis from a source other than the Company or its Representatives, which source is not known by Mr. Koffey or an Approved Politan Investment Professional, as applicable, after reasonable inquiry, to be bound by obligations of confidentiality to the Company or any other person with respect to such information; or (z) Mr. Koffey or an Approved Politan Investment Professional, as applicable, can demonstrate was independently developed by Mr. Koffey or an Approved Politan Investment Professional, as applicable, without use of or reference to the Company’s Confidential Information.

(e)    the term “Covered Persons” shall mean, (i) in the case of Politan, each Politan Party’s Affiliates and its and their respective principals, directors, members, general partners, officers, employees and other Representatives to the extent such Representatives are acting at Politan’s (or any of its Affiliates’) direction or on Politan’s (or any of its Affiliates’) behalf, and (ii) in the case of the Company, the Company’s Affiliates and its and their respective principals, directors, members, officers and other Representatives to the extent such Representatives are acting at the Company’s (or its Affiliates’) direction or on the Company’s (or its Affiliates’) behalf.

(f)    the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(g)    the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(h)    the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i)    the term “SEC” means the U.S. Securities and Exchange Commission;

(j)    the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(k)    the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of Politan or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

8.    Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

if to the Company:

Azenta, Inc.

200 Summit Drive

Burlington, MA 01803

Attention:         Jason W. Joseph

Email:               Jason.Joseph@azenta.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:         Shaun J. Mathew, P.C., Edward J. Lee, P.C. and Dan Li

Email:               shaun.mathew@kirkland.com / edward.lee@kirkland.com / dan.li@kirkland.com if to Politan:

c/o Politan Capital Management, L.P.

106 West 56th Street, 10th Floor,

New York, New York 10019

Attention:         Quentin Koffey

Email:               qkoffey@politanmgmt.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:         Richard M. Brand and Gregory P. Patti, Jr.

Email:               richard.brand@cwt.com / greg.patti@cwt.com

At any time, any party hereto may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices hereunder.

9.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

10.    Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)    The Company and Politan acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Politan will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND POLITAN AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)    The Company and Politan (i) irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising from with this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action arising from this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c)    Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation arising out of this Agreement. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

11.    Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12.    Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 3 and 7 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13.    Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

14.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Politan and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

15.    No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.    Entire Understanding; Amendment. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Politan.

17.    Interpretation and Construction. The Company and Politan acknowledge that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Politan, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

POLITAN CAPITAL MANAGEMENT L.P.

By: Politan Capital Management GP LLC,
its general partner

By:	/s/ Quentin Koffey
	Name:	Quentin Koffey
	Title:	Managing Member

POLITAN CAPITAL MANAGEMENT GP LLC

By:	/s/ Quentin Koffey
	Name:	Quentin Koffey
	Title:	Managing Member

POLITAN CAPITAL PARTNERS GP LLC

By:	/s/ Quentin Koffey
	Name:	Quentin Koffey
	Title:	Managing Member

POLITAN CAPITAL NY LLC

By:	/s/ Quentin Koffey
	Name:	Quentin Koffey
	Title:	Authorized Person

* * * *

[Signature Page to Cooperation Agreement]

AZENTA, INC.

By:	/s/ John P. Marotta
Name:	John P. Marotta
Title:	President & Chief Executive Officer

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Value Creation Committee Charter

[See attached]

Final Version

AZENTA, INC.

VALUE CREATION COMMITTEE CHARTER

As of November 1, 2024

I.	Purpose

The Value Creation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Azenta, Inc. (the “Company”) to assist and advise, in consultation with the senior management of the Company, the Board in its responsibilities relating to long-term value creation, including growth and cost initiatives and high-level capital deployment, all as set forth in this Charter.

II.	Committee Membership

1.             Number. The Committee shall consist of five members.

2.             Chair. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote. As elected by the Board, the initial Chair shall be William Cornog.

3.            Selection and Removal. The members of the Committee shall be appointed by the Board on the recommendation of the Governance Committee. The Initial Board members appointed to the Committee are William Cornog, Alan Malus, John Marotta, Martin Madaus and Quentin Koffey, each serving a term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) (so long as such person continues to serve as a member of the Board). Committee members may be removed by the Board, with or without cause, subject to the requirements of that certain Cooperation Agreement dated November 1, 2024 by and among the Company, Politan Capital Management LP, Politan Capital Management GP LLC and Politan Capital Partners GP LLC. A member of the Committee shall be automatically removed if the member is no longer a member of the Board.

III.	Meetings and Procedures of the Committee

1.            Meetings. Absent extraordinary circumstances, the Committee should meet no less than once per month during the Term. The Chair, in its discretion, may ask members of management or other persons bound by a duty of confidentiality to the Company to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

2.             Quorum. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

3.           Agenda and Records. The Chair shall work with the other members of the Committee to develop and set the Committee’s agenda, which shall be approved by the Chair. Any member of the Committee shall be entitled to propose items of business to be added to the Committee’s agenda. The agenda and information concerning the business to be conducted at each Committee meeting shall be provided to the members of the Committee in advance of each meeting. The Committee shall maintain minutes of its meetings and records relating to those meetings.

4.             Reports to the Board. The Committee shall report regularly to the Board on its activities, as appropriate.

5.             Term. The Committee shall continue in existence until the conclusion of the 2026 Annual Meeting, or such later time as may be determined by the Board (the “Term”).

IV.	Committee Authority and Responsibilities

The Committee shall have the following authority and responsibilities, together with any additional authority or responsibilities delegated to the Committee by the Board from time to time:

1.             Value Creation.

(a)

The Committee shall monitor and consult with and advise the Board and senior management of the Company regularly on, the Company’s long-term value creation including cost optimization and procurement initiatives, growth and strategic initiatives and plans, capital deployment and the Company’s execution thereon.

(b)

The Committee shall monitor, and consult with and advise the Board and senior management of the Company regularly on, the impact of external developments and factors on the Company’s long-term value creation (including margin expansion), growth and strategic initiatives and plans, including, without limitation, the impact of changes in economic and market conditions, competitive activity, technology, legislative and regulatory considerations and any other external development that the Committee believes is relevant. For the avoidance of doubt, the Committee shall not have any authority with respect to any review of any mergers, acquisitions, divestitures, joint ventures or similar transactions, and authority over such matters shall remain vested in the Board, subject to any delegation of authority from the Board to senior management of the Company or any other committee of the Board.

2.             Responsibilities. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, at the sole cost and expense of the Company.

3.            General. For the avoidance of doubt, the Committee’s authority with respect to the matters discussed in this Section IV is advisory, and, except as specifically set forth in resolutions of the Board, the Committee does not have authority to direct or cause management of the Company to take any actions with respect to such matters or to cause the Company to incur any binding obligation.

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V.	Subcommittees; Delegation of Authority

The Committee may form and delegate authority to subcommittees (consisting of at least two members including Mr. Koffey, unless he declines to participate in such committee) when appropriate; provided that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VI.	Evaluation of Committee Charter and Performance

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

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EXHIBIT B

Form of Press Release

[See attached]